EXHIBIT 10.32

Outside Director Compensation

Directors who are not employees of the Registrant or its subsidiaries receive an annual retainer fee of $15,000. Committee chairpersons receive an additional $5,000 retainer fee. Non-employee directors also receive $1,000 for each full Board of Directors and committee meeting attended in person ($500 if the director participates via teleconference). Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board or is re-elected by the shareholders to serve a three year term. Ten-year options to purchase 3,000 shares of the Company’s common stock were granted to each of the directors that were re-elected to the Board in fiscal 2004. Directors are also reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings or educational seminars approved in advance by the Governance and Nominating Committee.